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                                                                   EXHIBIT 3.i.2

                              ARTICLES OF AMENDMENT
                                       OF
                              GLACIER BANCORP, INC.

     Pursuant to Section 35-1-230 of the Montana Statutes, the undersigned corporation submits for filing the following Articles of Amendment to its Articles of Incorporation:

1.       The name of the corporation is Glacier Bancorp, Inc.

2. Article 4 of the corporation's Articles of Incorporation is amended by deleting the first paragraph in its entirety and replacing it with the following text:

         "The total number of shares of capital stock which the Corporation has authority to issue is 63,500,000, of which 1,000,000 shall be serial preferred stock, $0.01 par value per share (hereinafter the "Preferred Stock"), and 62,500,000 shall be common stock, $0.01 par value per share (hereinafter the "Common Stock")."

3. The amendment was adopted and approved by a sufficient vote of the directors of the corporation on April 28, 2004, effective on May 20, 2004, to evidence a 5-for-4 split of the corporation's shares of common stock.

4. The corporation does not have any shares of preferred stock issued or outstanding.

5. Pursuant to Section 35-1-226 (4) of the Montana Statutes, shareholder action to approve the amendment is not required and was not obtained.

                                            GLACIER BANCORP, INC.,
                                            a Montana Corporation

                                            /s/ James H. Strosahl
                                            -------------------------------
                                            James H. Strosahl
                                            EVP and Chief Financial Officer